Exhibit 99.1

Buffalo Wild Wings® Inc. Announces Retirement of Kenneth H. Dahlberg from Company’s Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--Buffalo Wild Wings®, Inc. (NASDAQ: BWLD) today announced the retirement of Kenneth H. Dahlberg from his position as a member of the Company’s Board of Directors.

“We are grateful for Ken’s long and lasting contribution to Buffalo Wild Wings,” said Sally Smith, CEO of Buffalo Wild Wings, Inc. “During his 14 years as a member of the board, Ken provided great insights into operations, franchising and the overall management of the Company and has left an indelible mark that will be felt for years to come. On behalf of the Buffalo Wild Wings family, I would like to thank Ken for his dedication and valuable service to our company and its shareholders.”

About Buffalo Wild Wings

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of restaurants featuring a variety of boldly-flavored, made-to-order menu items including Buffalo-style chicken wings spun in one of 14 signature sauces. Buffalo Wild Wings is an inviting neighborhood destination with widespread appeal and is the recipient of dozens of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 506 Buffalo Wild Wings locations across 37 states.

CONTACT:
ICR
Liz Brady, 646-277-1200
lbrady@icrinc.com